EXHIBIT 99

Exhibit 99
-------------

                             CARNEGIE SAVINGS BANK
                            STATEMENTS OF CONDITION
                                   (UNAUDITED)


                                                          March 31, December 31,
                                                           1998          1997
                                                       -----------   -----------
ASSETS
Cash and cash equivalents                              $   640,007   $   850,891
Certificate of deposit with other banks                    100,000       100,000
Investment securities available for sale, net              908,560     1,615,685
Investment securities held to maturity, net
   (market value of $1,012,987 and $922,716)               913,919       913,903
Mortgage-backed securities available for sale, net         944,482       906,869
Mortgage-backed securities held to maturity, net
   (market value of $1,630,400 and $1,744,014)           1,603,199     1,721,250
Loans receivable (net of allowance for loan losses
   of $97,564 and $114,832)                             10,543,156     9,585,360
Accrued interest receivable                                102,225       107,361
Property and equipment, net                                188,981       184,878
Real estate owned                                          477,349       480,326
Deferred tax asset                                          92,700        92,700
Other assets                                               100,636       164,245
                                                       -----------   -----------
         Total assets                                  $16,615,214   $16,723,468
                                                       ===========   ===========

LIABILITIES AND RETAINED EARNINGS
Deposits                                               $15,028,598   $15,177,917
Advance payments by borrowers for taxes
   and insurance                                           141,213       143,129
Deferred income taxes                                       35,630        33,698
Accrued income taxes payable                                (4,359)        6,316
Other liabilities                                          243,080       192,363
                                                       -----------   -----------
         Total liabilities                              15,444,162    15,553,423
                                                       -----------   -----------
Unrealized gains (losses) on securities available
   for sale, net of tax of ($0) and ($7,036)                15,270        13,658
Retained earnings (Substantially restricted)             1,155,782     1,156,387
                                                       -----------   -----------
         Total retained earnings                         1,171,052     1,170,045
                                                       -----------   -----------
         Total liabilities and retained earnings       $16,615,214   $16,723,468
                                                       ===========   ===========


See accompanying notes to the unaudited financial statements.

                             CARNEGIE SAVINGS BANK
                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                For Three Months Ended
                                                                        March 31,
                                                                   1998           1997
                                                                ---------    -----------
INTEREST INCOME
         Interest on loans                                       $213,664     $207,125
         Interest-bearing  deposits  with other banks               4,921        4,889
         Interest on investments:
                  Taxable                                          28,263       24,069
                  Nontaxable                                        7,409        8,959
         Mortgage-backed securities                                43,522       35,039
                                                                ---------    ---------
                  Total interest income                           297,779      280,081
                                                                ---------    ---------
INTEREST EXPENSE
         Interest on certificates of deposit                      144,397      132,176
         Interest on other savings accounts                        25,917       25,462
         Interest on borrowings                                      --            567
                                                                ---------    ---------
                  Total interest income                           170,314      158,205
                                                                ---------    ---------
NET INTEREST INCOME                                               127,465      121,876
         Provision for loan losses                                   --           --
                                                                ---------    ---------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                                127,465      121,876
                                                                ---------    ---------
NONINTEREST INCOME (LOSS)
         Service charges and fee income                            13,562       14,618
         Gain on sale of securities                                 2,147           --
         Net income (loss) - real estate owned                     (3,191)      (7,986)
         Other income                                                  68          (40)
                                                                ---------    ---------
                  Total other income                               12,586        6,592
                                                                ---------    ---------
NONINTEREST EXPENSES:
         Wages, payroll taxes and benefits                         86,480       81,506
         General and administrative                                30,859       28,143
         Data processing charges                                   17,741       13,502
         Depreciation and amortization                              5,576        5,374
                                                                ---------    ---------
                  Total other expenses                            140,656      128,525
                                                                ---------    ---------
NET INCOME (LOSS BEFORE INCOME TAXES)                                (605)         (57)

Income tax expense (benefit)                                         --           --
                                                                ---------    ---------
NET INCOME (LOSS)                                               $    (605)   $     (57)
                                                                =========    =========

See accompanying notes to the unaudited financial statements

                             CARNEGIE SAVINGS BANK
                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                       For Three Months Ended
                                                                               March 31,
                                                                         1998         1997
CASH FLOWS FROM OPERATIONS:                                         ------------   ------------
         Net income (loss)                                          $      (605)   $       (57)
         Adjustments to reconcile net income (loss) to
          net cash provided (used) by operations:
                  Depreciation and amortization                           5,576          5,374
                  Deferred income taxes                                   1,932           --
                  Net amortization of premiums/discounts                 (5,289)          --
                  (Gain) loss on sale of securities                      (2,147)          --
         Increase (decrease) in cash due to changes in
                    assets and liabilities:
                  Accrued interest receivable                             5,136           (385)
                  Other assets                                           63,609        (12,630)
                  Income tax liabilities                                (10,675)         5,612
                  Other liabilities                                      50,717         51,080
                                                                    -----------    -----------
                           Net cash provided (used) by operations       108,254         48,994
                                                                    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
         Investment securities available for sale:
                  Proceeds from sales and maturities                    810,460        245,239
                  Purchases                                            (100,000)      (544,537)
         Investment securities held to maturity:
                  Proceeds from maturities and repayments                  --            3,962
                  Purchases                                                --             --
         Mortgage-backed securities available for sale:
                  Purchases                                            (322,233)      (818,009)
                  Maturities and repayments                             290,326         32,173
         Mortgage-backed securities held to maturity:
                  Purchases                                                --             --
                  Maturity and repayments                               118,042       (182,231)
         Net (increase) decrease in loans receivable                   (957,796)       348,542
         Investment in real estate owned                                  2,977           --
         Purchase of equipment                                           (9,679)        (5,725)
                                                                    -----------    -----------
                  Net cash used by investing activities                (167,903)      (920,586)
                                                                    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
         Advances from borrowers for taxes and insurance                 (1,916)       (13,131)
         Net increase (decrease) in deposits                           (149,319)     1,077,040
         Net increase (decrease) in line of credit                         --         (300,000)
                                                                    -----------    -----------
                  Net cash provided by financing activities            (151,235)       763,909
                                                                    -----------    -----------
                  Net increase (decrease) in cash                      (210,884)      (107,683)

                  Cash, beginning of year                               950,891        656,658
                                                                    -----------    -----------
                  Cash and cash equivalents, end of year            $   740,007    $   548,975
                                                                    ===========    ===========


See accompanying notes to the unaudited financial statements.

                             CARNEGIE SAVINGS BANK

                         Notes to Financial Statements
                                  (Unaudited)

1.   Basis of Preparation
     --------------------

     The accompanying unaudited financial statements were prepared in accordance with instructions for Form 10-QSB and therefore, do not include all disclosures necessary for a complete presentation of the balance sheets, statements of income and statements of cash flows in conformity with generally accepted accounting principles. However, all adjustments which are, in the opinion of management, necessary for the fair presentation of the interim financial statements have been included. All such adjustments are of a normal recurring nature. The statement of income for the three month period ended March 31, 1998, is not necessarily indicative of the results which may be expected for the fiscal year ended December 31, 1998, or any other interim period.

     It is suggested that these unaudited financial statements be read in conjunction with the audited financial statements and notes thereto for the Bank filed as part of the Form SB-2 file no. 333-48655.

2.   Plan of Conversion
     ------------------

     On December 15, 1997, the Board of Trustees of the Bank, subject to regulatory approval, ratified a Plan of Conversion (the "Plan") to convert from a state mutual savings bank to a federally insured stock savings bank and the concurrent formation of a holding company for the Bank. The Plan provides that the holding company will offer nontransferable subscription rights to purchase common stock of the holding company. The rights will be offered first to eligible account holders, the Bank's tax-qualified employee stock benefits plans, supplemental eligible account holders, and directors, officers, and employees. Any shares remaining may then be offered to the general public. As of March 31, 1998, the Bank had incurred conversion costs of approximately $78,000. If the conversion is ultimately successful, actual conversion costs will be accounted for as a reduction in gross proceeds. If the conversion is unsuccessful, the conversion costs will be expensed.

     The stockholders of the holding company will be asked to approve a proposed stock option plan and a proposed restricted stock plan at a meeting of the stockholders after the conversion. Shares issued to directors and employees under these plans may be from authorized but unissued shares of common stock or they may be purchased in the open market. In the event that options or shares are issued under these plans, such issuances will be included in the earnings per share calculation; thus, the interests of existing stockholders would be diluted.

     The Bank may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amounts required for the liquidation account discussed below or the regulatory capital requirements imposed by federal regulations.

CARNEGIE FINANCIAL CORPORATION
     Notes to Financial Statements, Continued


     At the time of conversion, the Bank will establish a liquidation account, which will be a memorandum account that does not appear on the balance sheet, in an amount equal to its retained income as reflected in the latest balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution form the liquidation account before any liquidation may be made with respect to common stock.

3.   Subsequent Event
     ----------------

     On June 15, 1998, the Bank sold a piece of real estate owned with a carrying value of approximately $477,300 for approximately $422,000, resulting in a loss on the sale of approximately $55,300.